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                                                                       Exhibit 5


Quintus Corporation
47212 Mission Court
Fremont, California 94539

                Re: Quintus Corporation Registration Statement for Offering of 5,138,109 Shares of Common Stock

Ladies and Gentlemen:

        We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 2,215,242 shares of Common Stock issuable under the 1995 Stock Option Plan, (ii) 422,867 shares of Common Stock issuable under the 1999 Stock Plan, (iii) 500,000 shares of Common Stock issuable under the 1999 Director Option Plan, (iv) 1,000,000 shares of Common Stock issuable under the Employee Stock Purchase Plan, and (v) 1,000,000 shares of Common Stock issuable under the 1999 Stock Incentive Plan. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the 1995 Stock Option Plan, 1999 Stock Plan, 1999 Director Option Plan, Employee Stock Purchase Plan, and 1999 Stock Incentive Plan and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,


                                        /s/ Gunderson Dettmer Stough Villeneuve
                                        Franklin & Hachigian, LLP